                                                                               .
                                                                               .
                                                                               .
                                  EXHIBIT 12.01

                             BROOKS AUTOMATION, INC.
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (DOLLARS IN THOUSANDS EXCEPT RATIOS)



                                                                          Year ended September 30,
                                                -------------------------------------------------------------------------
                                                  2005            2004            2003            2002            2001
                                                ---------       ---------       ---------       ---------       ---------
FIXED CHARGES
   Interest expense                             $   9,469       $   9,492       $  10,042       $  10,290      $    4,063
   Portion of rent expense
      representative of interest                    3,523           4,838           5,624           2,733           1,600
                                                ---------       ---------       ---------       ---------       ---------
                                                   12,992          14,330          15,666          13,023           5,663

   Preferred dividend requirement                      --              --              --              --             109
                                                ---------       ---------       ---------       ---------       ---------
  Combined fixed charges and
     preferred dividend                         $  12,992       $  14,330       $  15,666       $  13,023      $    5,772
                                                =========       =========       =========       =========       =========



EARNINGS
  Income (loss) from continuing operations
    before income taxes and minority interests  $  (1,196)      $  35,460       $(177,542)      $(620,997)      $ (36,523)
Minority Interest in pre tax income (loss)            141             211             214            (274)           (424)

Fixed charges per above                            12,992          14,330          15,666          13,023           5,772
Less:  Preferred dividend                              --              --              --              --            (109)
                                                ---------       ---------       ---------       ---------       ---------
                                                $  11,655       $  49,579       $(162,090)      $(607,700)      $ (30,436)
                                                =========       =========       =========       =========       =========

Ratio of earnings to combined
   fixed charges and preferred dividends               .9             3.5               *               *               *
                                                =========       =========       =========       =========       =========

* In fiscal 2003, 2002 and 2001, earnings before income taxes plus fixed charges less preferred dividend requirements were insufficient to cover fixed charges by $177.8 million, $620.7 million and $36.2 million, respectively.